Exhibit 10.1
March 15, 2018

Shirley Cunningham
Executive Vice President Ag Business and Enterprise Strategy
CHS Inc.
P.O. Box 64089
St. Paul, MN 55164

Dear Shirley -
I am writing in regard to the decision you have shared with me to retire from CHS Inc. (“CHS” or “the Company”) and your position as Executive Vice President Ag Business and Enterprise Strategy, effective May 4, 2018. I appreciate and thank you for your strong leadership and many contributions to CHS during your more than five years with the Company. I wish you well as you undertake your retirement and spending more time in Scotland.
In order to ensure an orderly transition of your duties and employment, as well as set forth points of agreement we have reached regarding certain post-employment topics, you and CHS have agreed on the following:

1.
Retirement Date and Transition. You are retiring from and voluntarily ending your employment with CHS Inc. on May 4, 2018. Until that date you will continue working in your current role, subject to any changes I may make in your role to facilitate the transition of your duties. Of course, you will continue to receive your current salary and benefits during until your employment ends.

2.
Current Incentive Compensation Opportunities. Your eligibility to participate in and to receive any future payouts under the 2018 Annual Variable Incentive Plan and any outstanding Long-term Incentive Plan will be determined based upon the terms and conditions of those plans, as they are described in the applicable plan documents.

3.
Payment. Because you will be retiring from CHS prior to achieving ten (10) years of service, you will not be eligible to vest in and will forfeit $237,000 in unvested long-term incentive compensation that was earned under long-term incentive plans, the performance periods for which have already been completed and which amount would have vested in January 2019. In consideration of your compliance with all of your post-employment obligations described in this letter agreement, the Company will pay you the sum of $237,000.00 within 60 days after the date on which your employment ends (less applicable tax withholdings).

4.	Records and Confidential Information.

a)
You acknowledge that in connection with the performance of your duties while employed by the Company, the Company has made available to you, or you have developed and had access to, certain Confidential Information (as defined below) of the Company and its subsidiaries. You acknowledge and agree that all Confidential Information learned or obtained by you during your employment or otherwise, whether developed by you alone or in conjunction with others or otherwise, shall be and is the property of the Company and its subsidiaries.

b)
Following the end of your employment, you will keep confidential all Confidential Information, will not use Confidential Information in any manner that is detrimental to the Company, and will safeguard the Company’s Confidential Information from unauthorized disclosure; provided, however, that Confidential Information may be disclosed by you (i) to the Company and its affiliates, or to any authorized agent or representative of any of them, (ii) in connection with performing your obligations under this letter agreement, (iii) subject to this letter agreement when required to do so by law or by any legal authority or other person with apparent jurisdiction to order you to divulge, disclose or make accessible such information, provided that you notify the Company prior to such disclosure, (iv) in the course of any proceeding described in this letter agreement, or (v) in confidence to an attorney or other professional advisor for the purpose of securing professional advice, so long as such attorney or advisor is subject to confidentiality restrictions no less restrictive than those applicable to you hereunder.

c)
As soon as possible following the ending of your employment, you will return to the Company all written Confidential Information that is in your possession or control and destroy all of your copies of any analyses, compilations, studies or other documents containing or reflecting any Confidential Information. Should the Company provide a written request that you certify the return or destruction of such Confidential Information in accordance with this letter agreement, you will promptly provide that certification.

d)
The provisions of this letter agreement notwithstanding, nothing herein prohibits you from reporting to any governmental authority, including any governmental authority with jurisdiction over employment-related laws and regulations, information concerning possible violations of law or regulation, and you may disclose Confidential Information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided you use reasonable efforts to file any document containing Confidential Information under seal and, in circumstances other than the filing of documents, do not disclose the Confidential Information except pursuant to court order.

e)
For the purposes of references in this letter agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its subsidiaries, including, without limitation,

i.
trade secrets concerning the business and affairs of the Company and its subsidiaries, product specifications, data, know-how, formulae, compositions, processes, non-public patent applications, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);

ii. information concerning the business and affairs of the Company and its subsidiaries (which includes, without limitation, unpublished financial statements, financial projections and budgets, unpublished and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, to the extent not publicly known) however documented; and

iii. notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its subsidiaries containing or based, in whole or in part, on any information included in the foregoing.

For purposes of this letter agreement, Confidential Information shall not include and your obligations shall not extend to (i) information that is generally available to the public, (ii) information obtained by you other than pursuant to or in connection with your employment and (iii) information required to be disclosed by law or legal process.

5.
Covenants Not to Solicit or Compete. To protect the Confidential Information and other trade secrets of the Company as well as the goodwill and competitive business of the Company, you agree, for a period of twelve (12) months after your employment ends, not to:

a)
(i) solicit or participate in or assist in any way in the solicitation of any employees of the Company, (ii) solicit, influence or attempt to influence any person who was a customer of the Company or its affiliates during the period of your employment with the Company, or solicit, influence or attempt to influence potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company and its affiliates. For purposes of paragraph, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to cease employment with the Company or to become employed with any other person, partnership, firm, corporation or other entity, provided, that solicitation through general advertising not targeted at the Company’s employees or the provision of references shall not constitute a breach hereof. You agree that the covenants contained in this paragraph are reasonable and desirable to protect the Company’s Confidential Information.

b)
directly or indirectly for your benefit or the benefit of any third party, manage, operate, control, or participate in the management, operation, or control of, be employed by, associated with, or in any manner connected with, lend your name to, or render services or advice to, any third party, or any business, whose services or products compete (including as described below) with the material services or products of the Company; provided, however, that you may in any event (x) own up to a 5% passive ownership interest in any public or private entity, and (y) be employed by, or otherwise have material association with, any business whose services or products compete with the material services or products of the Company so long as your employment or association is solely with a separately managed and operated division or affiliate of such business that does not compete with the Company.

For purposes of this non-competition obligation, a third party, or a business, whose products or services compete with the Company includes any entity engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its affiliates, or any entity with which the Company has a product(s) licensing agreement at the time your employment ends or with which the Company is, at the time of termination, negotiating a product licensing or acquisition agreement. Notwithstanding the rest of this Paragraph 5(b), during the 12-month period described above, you are free to serve on the board of directors of, be employed by, or provide services to any agricultural company that derives at least 75% of its revenue from the research, development, and commercialization of agricultural technologies or products. The term “commercialization” means licensing agricultural products developed by such company or manufacturing agricultural technologies or products by such company that it developed.

c)
The Company and you desire that the provisions of this Paragraph 5 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of this Paragraph 5 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of you or CHS, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

6.
Cooperation. You will reasonably cooperate with the Company, and its counsel, in connection with any business matter, investigation, inquiry, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge due to your service with the Company by providing truthful information. The Company will promptly reimburse you for reasonable expenses (including attorneys’ fees and other expenses of counsel) reasonably incurred by you, in connection with your cooperation pursuant to this paragraph. In the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will, to the extent not legally prohibited from doing so, give prompt notice of such request to the General Counsel of the Company, so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. At no time will this paragraph limit your right to comply with valid legal process.

7.	Miscellaneous.

a)	All of the obligations created under this letter agreement will survive the ending of your employment with the Company.

b)
This letter agreement and the rights and obligations of the Parties hereto shall be governed and construed in accordance with the laws of the State of Minnesota. The exclusive venue for any disputes arising under this letter agreement shall be the state or federal courts located in the State of Minnesota, and you and the Company irrevocably waives, to the fullest extent permitted by law, any objection which either of us may now or hereafter have to the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

c)
If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

d)
This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

e)	This letter agreement shall inure to the benefit of and be binding upon each party and her or its successors and assigns.

Shirley, thank you again for your contributions and leadership to the Company and we all wish you well in your retirement.

Best Regards,
/s/ Jay D. Debertin
Jay D. Debertin
President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of March 15, 2018.

CHS INC.

By:	/s/ Jay D. Debertin
Name:	Jay D. Debertin
Title:	President and Chief Executive Officer

SHIRLEY CUNNINGHAM

/s/ Shirley Cunningham